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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                   AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                (Name of Registrant as Specified in Its Charter)

                            MACKENZIE PATTERSON, INC.
                               AND C. E. PATTERSON
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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
                            MacKenzie Patterson Inc.

                                  June 24, 2002

Dear Fellow Stockholder:

You may be receiving additional proxy material from American Residential Investment Trust (the "Company") which attempts to display the MacKenzie Patterson Group's (the" Patterson Group") proxy solicitation in an unfavorable light. We have been forced to respond in order to clear up the misrepresentations made by management of the Company.

While management refers to us as "two dissident shareholders," MacKenzie Patterson Inc. and the group of eleven shareholders that we represent hold 4% of the Company's common stock. Our philosophy and our agenda have been, and will continue to be, to maximize the value of our investments. When we see entrenched management running roughshod over shareholders as we have seen with this Company--completely changing the mission, strategy and purpose of OUR, the shareholders' and not the management's, company without prior approval and discussion--we are compelled to say something. When that same entrenched management presides over the precipitous decline in the company's fortunes and stock price1 then asks us to trust them again with a totally different business endeavor, we are compelled to act, and that is the reason for our opposition to management's proposal to throw away the status of the Company as a Real Estate Investment Trust and, in the process, any chance we might have of once again receiving dividends from our investment.

While we appreciate the management's argument that they have the three largest shareholders agreeing with them, what they fail to point out is that they caused our Company to pay one of the shareholders (the former manager of the company) $10,000,000 to buy back the management agreement, a condition of which was that the former manager (which owns approximately 20% of the Company's shares) would vote in favor of de-REIT proposals.

Management insinuates that the Patterson Group's proxy solicitation is designed to spur liquidation of the Company. This is NOT the case; were it, the Securities and Exchange Commission's rules would have required us to state that this was our intention. Management states that if they were to liquidate the Company's investment portfolio today it would provide stockholders "little, if any, premium over today's stock price of approximately $5.00 per share." We think that's probably right. The key point is what management goes on to admit, which is that the value received from selling the portfolio would represent a "significant price discount to the actual cash flows, which would be realized over the next few years by retaining these assets." Once again we agree. THE ESSENCE OF OUR DISAGREEMENT IS WHAT TO DO WITH THOSE ACTUAL CASH FLOWS. WE BELIEVE THE INCOME SHOULD BE PAID OUT TO INVESTORS AND THE PRINCIPAL REINVESTED WHILE MANAGEMENT WANTS TO HOLD ON TO ANY INCOME AND INVEST BOTH THE INCOME AND THE PRINCIPAL IN THEIR "PET PROJECT." THE COMPANY WE INVESTED IN THREE YEARS AGO WAS CREATED TO PAY OUT CASH FLOWS. The other issue for which management fails to account is the value of their Pet Project. If, as management contends, the Pet Project is originating significant mortgage volume already, then that operation should have substantial value in any liquidation. If their Pet Project has no value in liquidation as management apparently contends, then doesn't that suggest that their Pet Project is a highly speculative project that is outside of the scope of risks for which we shareholders originally bargained?

--------
1 From an opening price of $15 per share on October 29, 1997 to $4.76 on June 21, 2002, with a low of $1.60 on December 19, 2001.

At the bottom of the Company's additional materials, they discuss the Patterson Group's proposal to request the Board of Directors to redeem the "Poison Pill" in the Amended and Restated bylaws. Management spends a lot of time explaining why they think a poison pill is a good idea, but what they don't do is refute our basic contentions found in our proxy statement. Our basic contentions are that poison pills lead to entrenched management and boards of directors and have not proved to be beneficial to shareholders. We urge you to revisit our proxy and read the truth about "Poison Pills." We have always believed that entrenched management is not good for any company. In an attempt to show that entrenchment does not matter, management of the company points out that John Robbins "as chairman and chief executive officer and Mr. Fuller as president and chief operating officer, have had one 5% cost of living increase to their base salaries in four years". What they fail to point out is that in the past five years, while presiding over what can only be called a collapse in the Company's stock price, John Robbins was paid $2,166,979 in compensation and Mr. Fuller was paid $1,663,901 in compensation. We certainly appreciate them holding their request to a five percent cost of living raise.

One of the more disturbing issues raised by the Company's additional materials is management's contention that "since we began to implement our strategic initiative nearly seven months ago, ...[the] shares price has risen significantly...." They conclude that the stock market is thus ratifying the wisdom of their move. The reality is that according to their own 1999 Annual Report on form 10-K, filed March 30, 2000, management initiated its mortgage origination business in the beginning of 2000, originating its first loans in the second quarter of 2000. The stock began the year 2000 trading at $7.00, over $2 above the $4.76 per share price on June 21, 2002! We ask, "if after the announcement of a change in direction of the Company the stock price went from $7 to a low of $1.60 on December 19, 2001, isn't that validation that the move was NOT viewed favorably by the stock market?" We think the answer is obvious!

In the final analysis we ask that you read our proxy statement and consider it carefully. Look through the hype from the Company's management. We believe that our arguments are good and sound and deserve your support with a vote in our favor. We think that a more careful analysis of the situation is warranted, including a return to paying out dividends to the investors when available; then we can take another look at the mortgage origination business when it is no longer in its infancy and has a proven track record. If the company de-REITs now THERE IS NO TURNING BACK.2 We trusted management once to do the right thing. Now is the time to make them prove themselves first and then come back and ask for our money again.

Sincerely,

C.E. Patterson
MacKenzie Patterson Inc.



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2 At least for five years,
that is, which we believe is effectively the same as an irrevocable decision.

ADDITIONAL INFORMATION

Stockholders of the Company are urged to read the proxy statement when it becomes available because it will contain important information about the Company, MPI, our recommendations to vote against the DeREIT Proposals and in favor of our proposals, and related matters. When they become available, Stockholders will be able to obtain free copies of the proxy statement and other documents filed by MPI with the SEC in connection with our recommendations to vote against the DeREIT Proposals and in favor of our proposals at the SEC's web site at www.sec.gov, or by contacting us at 1640 School Street, Suite 100, Moraga, California 94556 (Telephone: (800) 854-8357).

We and our directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies of the Company's stockholders to vote in the manner requested by this letter. We are the manager of certain investment funds, which collectively beneficially own the following shares of common stock of Company. Our investment funds and we have no substantial interest in this solicitation other than as owners of the Company's common stock.

                           Name                     Shares (all Common Stock)          Percentage

Accelerated High Yield Income Fund I                         12,400                         *
Accelerated High Yield Pension Investors                      8,400                         *
LP Secondary Market                                          42,200                         *
MP Income Fund 12, LLC                                       42,500                         *
MP Income Fund 18, LLC                                        6,000                         *
MP Value 5, LLC                                              32,100                         *
MacKenzie Patterson Special Fund                             29,100                         *
Real Estate Securities Fund 1983                             47,000                         *
Moraga Fund 1, LP                                            25,000                         *
Moraga DeWaay Fund, LLC                                      24,000                         *
Patterson Real Estate Services                               17,500                         *
Previously Owned Mortgage Partnership Income Fund 3          30,000                         *
C. E. Patterson                                            316,200 (1)                     4.0
Glen W. Fuller (2)                                              0                           0
All participants as a group                                316,200                         4.0

*Represents less than 1% of the outstanding shares of the Company's common stock. Calculated on the basis of 7,880,909 shares of common stock outstanding, as disclosed by the Company in its Proxy Statement on Schedule 14A, filed June 7, 2002.
(1) Mr. Patterson may be deemed to beneficially own the shares of the funds listed above by virtue of his ownership therein and/or his power to direct the voting power of the securities held by such funds. Mr. Patterson does not directly own any shares of the Company's common stock.
(2) Mr. Fuller is an officer and director of MPI, the general partner of the funds, and may be deemed to be a participant if he solicits proxies on behalf of MPI.